UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 20, 2009

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On July 21, 2009, SBA Communications Corporation (“SBA”), as guarantor, and SBA Telecommunications, Inc. (“Telecommunications”), as issuer, entered into a Purchase Agreement (the “Purchase Agreement”) under which Telecommunications agreed to sell $750,000,000 aggregate principal amount of senior notes, consisting of $375,000,000 of 8.000% senior notes due 2016 (the “2016 Notes”) and $375,000,000 of 8.250% senior notes due 2019 (the “2019 Notes,” and collectively with the 2016 Notes, the “Notes”) to Barclays Capital Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as representatives of the several initial purchasers named therein (the “Initial Purchasers”). The Notes were issued on July 24, 2009.

The net proceeds from this offering were approximately $727.6 million, after deducting initial purchasers’ discounts, expenses and original issue discount. Telecommunications intends to use the net proceeds of the offering to (1) repay the 2005 CMBS Certificates issued by its subsidiary and the related prepayment consideration, (2) repurchase prior to maturity or repay at maturity SBA’s outstanding 0.375% Convertible Senior Notes due 2010 (3) repay the principal amounts outstanding under SBA’s Optasite Credit Facility and terminate the facility, (4) repay the principal amounts outstanding under SBA’s Senior Credit Facility and (5) to the extent there are any remaining proceeds, for general corporate purposes.

The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties.

Indenture

On July 24, 2009, SBA, Telecommunications and U.S. Bank National Association, as trustee executed an indenture pursuant to which the Notes were issued (the “Indenture”). The 2016 Notes bear interest at a rate of 8.000% per annum, which is payable semi-annually on February 15 and August 15 of each year, commencing on February 15, 2010. The 2016 Notes mature on August 15, 2016. The 2019 Notes bear interest at a rate of 8.250% per annum, which is payable semi-annually on February 15 and August 15 of each year, commencing on February 15, 2010. The 2019 Notes mature on August 15, 2019.

Telecommunications may redeem the 2016 Notes, in whole or in part, at any time on or after August 15, 2012 at the applicable redemption price. In addition, until August 15, 2012, Telecommunications may redeem up to 35% of the aggregate principal amount of the 2016 Notes with the net proceeds of certain equity offerings at 108.000% of the principal amount of the 2016 Notes plus accrued and unpaid interest, if any, and additional interest, if any. Telecommunications may also redeem any of the 2016 Notes at any time prior to August 15, 2012 at a price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest, if any, and additional interest, if any.

Telecommunications may redeem the 2019 Notes, in whole or in part, at any time on or after August 15, 2014 at the applicable redemption price. In addition, until August 15, 2012, Telecommunications may redeem up to 35% of the aggregate principal amount of the 2019 Notes with the net proceeds of certain equity offerings at 108.250% of the principal amount of the 2019 Notes plus accrued and unpaid interest, if any, and additional interest, if any. Telecommunications may also redeem any of the 2019 Notes at any time prior to August 15, 2014 at a price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest, if any, and additional interest, if any.

The Notes are Telecommunications’ senior unsecured obligations and are not guaranteed by any of Telecommunications’ subsidiaries. The Notes rank equally in right of payment with its future senior unsecured debt, if any, and senior in right of payment to Telecommunications’ future subordinated debt, if any. The Notes are structurally subordinated to all existing and future debt and other liabilities of Telecommunications’ subsidiaries.

The Notes are guaranteed, on a senior unsecured basis, by SBA. The guarantee of the Notes is equal in right of payment to all existing and future senior unsecured debt and other liabilities of SBA.

If a Change of Control Triggering Event (as defined in the Indenture) occurs with respect to either the 2016 Notes or the 2019 Notes, each holder of such Notes will have the right to require Telecommunications to repurchase all or any part, equal to $2,000 or an integral multiple of $1,000 of such holder’s Notes at a repurchase price equal to 101% of the aggregate principal amount of any Notes of either series repurchased plus accrued and unpaid interest, if any and additional interest, if any, on such series of Notes.

The Indenture provides that the following are an Event of Default (as defined in the Indenture) with respect to a particular series of Notes: (1) default for 30 days in the payment when due of interest on, or additional interest, if any, with respect to that series of Notes; (2) default in payment when due of the principal of or premium, if any, on that series of Notes; (3) failure by Telecommunications or any of the Restricted Subsidiaries (as defined in the Indenture) to comply with covenants relating to a merger, consolidation or a sale of assets, as described in the Indenture, or failure by Telecommunications to consummate a Change of Control Offer or Asset Sale Offer (both as defined in the Indenture) in accordance with the provisions of the Indenture applicable to the offers; (4) subject to a notice requirement and a cure period, failure by Telecommunications or any of the Restricted Subsidiaries to perform any other covenant in the Indenture, other than a covenant specified in clauses (1), (2) or (3) above or that does not relate to that series of Notes, that continues for 60 days (or 120 days in the case of a failure to comply with the reporting obligations described in the Indenture) after notice to comply; (5) default under any Indebtedness (as defined in the Indenture) for money borrowed by Telecommunications or any of its Significant Subsidiaries (as defined in the Indenture), or the payment of which is guaranteed by Telecommunications or any of its Significant Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after July 24, 2009, which default (a) is caused by a failure to pay principal of or premium, if any, interest, if any, or additional interest, if any, with respect to the Indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of the default (a “Payment Default”); or (b) results in the acceleration of the Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; (6) failure by Telecommunications or any of its Significant Subsidiaries to pay final judgments aggregating (net of amounts covered by insurance policies) in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or (7) certain events of bankruptcy or insolvency described in the Indenture with respect to SBA, Telecommunications or any of its Restricted Subsidiaries.

If any Event of Default occurs and is continuing, the trustee under the Indenture or the Holders of at least 25% in principal amount of the then outstanding Notes of that series and the trustee may, and the trustee at the request of such holders will, declare all the Notes of that series to be due and payable immediately. If certain bankruptcy and insolvency Events of Default specified in the Indenture occur with respect to Telecommunications, all outstanding Notes will become due and payable without any other act on the part of the trustee or the holders.

The Indenture contains customary covenants, including restrictions on Telecommunications’ ability to incur indebtedness, or any lien securing indebtedness, merge, consolidate or sell assets, make restricted payments, including pay dividends or make other distributions, enter into transactions with affiliates, enter into sale and leaseback transactions and issue guarantees of indebtedness. The covenants are subject to a number of exceptions and qualifications.

Each of the Initial Purchasers or their respective affiliates has performed, from time to time, various financial advisory, investment banking and commercial banking services for SBA, Telecommunications and their affiliates. Affiliates of the Initial Purchasers are lenders under the Senior Credit Facility and will receive a portion of the net proceeds in connection with the repayment of debt under the Senior Credit Facility.

Registration Rights Agreement

On July 24, 2009, in connection with the issuance of the Notes, SBA and Telecommunications entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Barclays Capital Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. (as representatives of the Initial Purchasers). Pursuant to the terms of the Registration Rights Agreement, SBA and Telecommunications agreed to use their respective reasonable best efforts to file and have declared effective a registration statement with respect to an offer to exchange each series of Notes for issues of the applicable series registered under the Securities Act of 1933, as amended (the “Securities Act”), on or prior to July 19, 2010. If SBA and Telecommunications fail to satisfy certain filing and other obligations with respect to the exchange, Telecommunications will be obligated to pay additional interest of 0.25% per annum for the first 90-day period and an additional 0.25% per annum with respect to each subsequent 90-day period thereafter, until Telecommunications’ registration obligations are fulfilled, up to a maximum of 1.00% per annum.

The description above is qualified in its entirety by the Purchase Agreement, the Indenture and the Registration Rights Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 8.01	Other Events.

On July 20, 2009, SBA issued a press release announcing Telecommunications’ intention to offer $500 million aggregate principal amount of senior notes, which will be guaranteed on a senior unsecured basis by SBA. A copy of the press release is filed herewith as Exhibit 99.1.

On July 21, 2009, SBA issued a press release announcing the upsizing of its previously announced offering of $500 million aggregate principal amount of senior notes to $750 million aggregate principal amount of Notes and the pricing of its $750 million aggregate principal amount of Notes. A copy of the press release is filed herewith as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.81	Purchase Agreement, dated July 21, 2009, among SBA Communications Corporation, SBA Telecommunications, Inc. and Barclays Capital Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as representatives of the several initial purchasers listed on Schedule 1 thereto.

99.1	Press release issued by SBA Communications Corporation on July 20, 2009.

99.2	Press release issued by SBA Communications Corporation on July 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Senior Vice President and Chief Financial Officer

Date: July 24, 2009